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FORM 3                                      U.S. SECURITIES AND EXCHANGE COMMISSION
                                                      Washington, DC 20549
-----------------------

                                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*     |2. Date of Event      | 4. Issuer Name and Ticker or Trading Symbol
                                             |   Requiring          |
                                             |   Statement          |        Sun Healthcare Group, Inc.
                                             |   (Month/Day/Year)   |
Patel,              Sanjay          H.       |                      |
---------------------------------------------|       3/6/02         |---------------------------------------------------------------
(Last)              (First)       (Middle)   |                      | 5. Relationship of Reporting       |6. If Amendment, Date of
---------------------------------------------|----------------------|    Person(s) to Issuer             |   Original
                                             |3. I.R.S. Identifica- |          (Check all applicable)    |      (Month/Day/Year)
50 Campus Drive, Suite 220                   |   tion Number of     |                                    |
                                             |   Reporting Person,  | _X__ Director      ___ 10% Owner   |--------------------------
---------------------------------------------|   if an entity       | ___ Officer (give  ___ Other       |7. Individual or Joint/
                 (Street)                    |   (Voluntary)        |     title below)       (specify    |   Group Filing
                                             |                      |                         below)     |   (Check applicable List)
                                             |                      |        ----------------------      |_X_ Form filed by One
                                             |                      |                                    |    Reporting Person
                                             |                      |                                    |___ Form filed by More
Florham Park         NJ             07932    |                      |                                    |    than One Reporting
                                             |                      |                                    |    Person
---------------------------------------------|--------------------------------------------------------------------------------------
    (City)         (State)         (Zip)     |          Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security                            |2. Amount of Securities | 3. Ownership        |  4. Nature of Indirect Beneficial
   (Instr. 4)                                   |   Beneficially Owned   |    Form: Direct     |     Ownership
                                                |   (Instr. 4)           |    (D) or Indirect  |     (Instr. 5)
                                                |                        |    (1) (Instr. 5)   |
------------------------------------------------|------------------------|---------------------|------------------------------------
Common Stock, par value $.01 per share          |          (1)           |         (I)         |           (1)
------------------------------------------------|------------------------|---------------------|------------------------------------
                                                |                        |                     |
------------------------------------------------|------------------------|---------------------|------------------------------------
                                                |                        |                     |
------------------------------------------------|------------------------|---------------------|------------------------------------
                                                |                        |                     |
------------------------------------------------|------------------------|---------------------|------------------------------------
                                                |                        |                     |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1)  Please see Annex A hereto.


Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see
  Instruction 5(b)(v).

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FORM 3 (continued)                       Table II-- Derivative Securities Beneficially Owned                                  (Over)
                                    (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  | 2. Date Exercisable     | 3. Title and Amount of          | 4. Conversion or | 5. Ownership |6. Nature of
   Security             |    and Expiration Date  |    Securities Underlying        |    Exercise Price|    Form of   |   Indirect
   (Instr. 4)           |    (Month/Day/Year)     |    Derivative Security          |    of Derivative |    Derivative|   Beneficial
                        |                         |    (Instr. 4)                   |    Security      |    Security: |   Ownership
                        |                         |                                 |                  |              |   (Instr. 5)
                        |-------------------------|---------------------------------|                  |    Direct    |
                        | Date      | Expira-     |                      | Amount or|                  |    (D) or    |
                        | Exercisa- | tion Date   |         Title        | Number of|                  |    Indirect  |
                        | ble       |             |                      | Shares   |                  |    (I)       |
                        |           |             |                      |          |                  |    (Instr. 5)|
                        |           |             |                      |          |                  |              |
------------------------|-----------|-------------|----------------------|----------|------------------|--------------|-------------
                        |           |             |                      |          |                  |              |
------------------------|-----------|-------------|----------------------|----------|------------------|--------------|-------------
                        |           |             |                      |          |                  |              |
------------------------|-----------|-------------|----------------------|----------|------------------|--------------|-------------
                        |           |             |                      |          |                  |              |
------------------------|-----------|-------------|----------------------|----------|------------------|--------------|-------------
                        |           |             |                      |          |                  |              |
------------------------|-----------|-------------|----------------------|----------|------------------|--------------|-------------
                        |           |             |                      |          |                  |              |
------------------------|-----------|-------------|----------------------|----------|------------------|--------------|-------------
                        |           |             |                      |          |                  |              |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C.  1001 and 15 U.S.C.  78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
       See Instruction 6 for procedure.

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                                ANNEX A TO FORM 3

     Set forth below are the  responses to Items 2 and 4 of Table I of this Form
3:

     (a) The undersigned, Sanjay H. Patel (the "Reporting Person"), is a member of the Issuer's Board of Directors. The Reporting Person does not directly own any securities of the Issuer, but by virtue of his positions as managing member of Greenwich Street Investments II, L.L.C., executive officer of GSCP (NJ), Inc. and limited partner of GSCP (NJ), L.P., he may be deemed to be an indirect beneficial owner of an aggregate of 1,156,762 shares of the Common Stock of the Issuer which are owned of record by GSCP Recovery, Inc., GSC Recovery II, L.P. and GSC Recovery IIA, L.P. Nothing in this Form 3 shall be deemed an admission that the Reporting Person is, for purposes of Section 16 of the Securities Act or otherwise, the beneficial owner of any securities reported on this Form 3 in which he does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act of 1933.



                                ANNEX B TO FORM 3

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     Date: March 12, 2002




                                                 /s/ Sanjay H. Patel
                                                ---------------------------
                                                 Sanjay H. Patel